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                                                                    EXHIBIT 99.1


                    [AMERICA SERVICE GROUP INC. LETTERHEAD]


FOR IMMEDIATE RELEASE


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
CONTACT:          MICHAEL CATALANO                                     BRUCE A. TEAL
                  PRESIDENT AND CHIEF EXECUTIVE OFFICER                EXECUTIVE VICE PRESIDENT AND
                  (615) 376-1319                                       CHIEF FINANCIAL OFFICER
                                                                       (615) 376-1361
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            AMERICA SERVICE GROUP SHAREHOLDERS APPROVE CONVERSION OF
                  $7.5 MILLION BRIDGE NOTES TO PREFERRED STOCK

                  NEW MEMBERS ELECTED TO THE BOARD OF DIRECTORS

NASHVILLE, Tennessee (August 30, 1999) - America Service Group Inc. (NASDAQ:ASGR) announced today that the Company's stockholders have approved the conversion of $7.5 million of Bridge Notes into 75,000 shares of the Company's Series A Convertible Preferred Stock. The Company will complete the conversion of the Bridge Notes into shares of Preferred Stock on August 31, 1999. The Bridge Notes were issued to certain investment funds managed by Ferrer Freeman Thompson & Co. (FFT) as part of the financing for the Company's acquisition of EMSA Government Services, which closed on January 26, 1999. The FFT-managed funds purchased $5 million of Preferred Stock upon closing of the acquisition. With the conversion of Bridge Notes, the Preferred Stock represents 1.3 million common equivalent shares on a diluted basis.

         Elected as Directors of the Company were the following new members:
Jeffrey L. McWaters, Chairman, President and Chief Executive Officer of AMERIGROUP Corporation, a managed health care company; Richard M. Mastaler, Chairman and Chief Executive Officer of CCN Managed Care, Inc., a managed health care company; and Richard D. Wright, Chairman, President and Chief Executive Officer of Covation LLC, a provider of software integration and data management services for health care organizations. Elected as returning members of the Board were the following Directors: Michael Catalano, President and Chief Executive Officer of the Company; William D. Eberle, Chairman of Manchester Associates, Ltd., an international consulting company; David A. Freeman, Member of FFT, an investment management company; John W. Gildea, Managing Director of Gildea Management Company, an investment management company; Carol R. Goldberg, President of AVCAR Group, Ltd., a management consulting firm; and, Scott L. Mercy, Chairman and Chief Executive Officer of LifePoint Hospitals, a hospital management company.

         Michael Catalano, President and Chief Executive Officer of America Service Group, said, "We are very fortunate to have such experienced people on our Board of Directors. The three new Board members add additional knowledge and experience in the health care field which will prove to be an important resource as the Company grows and matures. We look


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ASGR Shareholders Approve Conversion
   of Notes and Elect New Board Members
Page 2
August 30, 1999


forward to the participation of all our directors and to their contribution to the continued success of America Service Group."

         In a related development, the Company announced that the conversion price for its Series A Convertible Preferred Stock had been established at $9.45 per share. The conversion price for the Preferred Stock was set at the time of the equity commitment by FFT's funds in November 1998, at the lower of (i) $9.45 per share and (ii) the average of the current market price of the Company's Common Stock during the 30 consecutive trading days prior to the 1999 Annual Meeting, but in no event less than $5.50. The average of the current market price of a share of the Company's Common Stock exceeded $9.45 during the relevant period. Therefore, the conversion price was fixed at $9.45.

         America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group contracts with approximately one hundred government agencies to provide a wide range of managed healthcare programs tailored to specific client needs. The Company employs over 4,200 medical, professional and administrative staff nationwide.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.


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